EXHIBIT 99.1

PRESS RELEASE

CONTACT:	Rick J. Tremblay	Linda Seefeldt
	Chief Financial Officer	SVP – Director of Marketing
	913.451.8050	913.451.8050
	ricktremblay@goldbanc.com	lindaseefeldt@goldbanc.com	www.goldbank.com

FOR IMMEDIATE RELEASE

Kingfisher County, Oklahoma Court Issues Order in Pending Case

Leawood, Kansas - 6/7/2005 (NASDAQ: GLDB) - Gold Banc Corporation, Inc. (Gold Banc) announced today that it received an order in the case of Wayne E. Janzen, et al., vs. Gold Banc Corporation, Inc., et al., pending in Kingfisher County, Oklahoma.

As previously described in Gold Banc’s Form 10-Q for the quarter ended March 31, 2005, the plaintiffs in this case allege that Gold Banc’s subsidiary bank violated Farm Service Agency (FSA) regulations by charging interest rates and fees on FSA guaranteed agricultural loans higher than the interest rates and fees it charged its average agricultural customers. The court’s order certified the case as a class action covering “those agricultural customers who obtained a FSA guaranteed loan between January 1, 1999 to February 29, 2004.”

Malcolm M. Aslin, Chief Executive Officer of Gold Banc, stated: “We disagree with the court’s decision and plan to immediately appeal the class certification order.”

Oklahoma law allows a defendant or a plaintiff to immediately appeal a class certification order instead of at the conclusion of the case. “We continue to believe Gold Banc has valid defenses to the plaintiffs’ claims and intend to vigorously defend this lawsuit,” continued Aslin.

Gold Banc previously announced that on January 26, 2005, the Federal District Court for the Western District of Oklahoma granted Gold Banc’s motion to dismiss a proposed class action case filed by H.D. Young, et al. against Gold Banc, GBC Kansas, Inc. and Gold Bank, which involved similar claims regarding its FSA guaranteed loan program. On February 2, 2005, the same plaintiffs whose federal claims were dismissed re-filed their claims in the District Court for Washita County, Oklahoma. On May 19, 2005, the District Court for Washita County, Oklahoma granted Gold Bank’s motion to dismiss with prejudice the state case, which order is subject to confirmation in a written order by the court and may be appealed by the plaintiffs.

About Gold Banc

Gold Banc Corporation, Inc. is a financial holding company headquartered in Leawood, Kansas with over $4.4 billion in assets. Gold Banc provides banking and wealth management services in Florida, Kansas, Missouri, and Oklahoma through 38 banking locations. Gold Banc is traded on NASDAQ under the symbol GLDB.

Forward-Looking Statements

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These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, those described in the periodic reports we file under the Securities Exchange Act of 1934 under the captions “Forward-Looking Statements” and “Factors That May Affect Future Results of Operations, Financial Condition or Business.” Because of these and other uncertainties, our actual results may be materially different from that indicated by these forward-looking statements. You should not place undue reliance on any forward-looking statements. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws.